Exhibit 99.1

***FOR IMMEDIATE RELEASE***

Saia Reports Second Quarter Earnings Per Share of $0.72

Revenues were $288 million, an increase of 8 percent from prior year quarter

JOHNS CREEK, GA. – July 27, 2012 – Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier, today reported improved second quarter 2012 results on stronger revenue, improved pricing fundamentals and operational efficiencies.

Second Quarter 2012 Compared to Second Quarter 2011 Results

•	Revenues were $288 million, an increase of 8.1 percent

•	Operating income increased 157 percent to $21.2 million compared to $8.3 million

•	Earnings per share were $0.72 vs. $0.21

•	Operating ratio was 92.6 vs. 96.9

•	LTL tonnage increased by 1.1 percent as LTL shipments per workday were down 2.1 percent with a 3.3 percent increase in weight per shipment

•	LTL yield was up 7.1 percent due to the favorable impact of pricing actions

“I am pleased with the contributions on many fronts that resulted in a 430 basis point improvement in our operating ratio for the quarter. Saia’s excellent service quality, continued progress with yield and focus on operational excellence were key contributors to our margin improvement. Supported by the recovery in the transportation market, we continue to advance our value proposition with investments in quality and refinements in pricing,” said Rick O’Dell, president and chief executive officer.

“Saia again consistently delivered 98 percent on-time service and we saw progress in essentially every quality metric we measure. Safety and cargo claim reduction programs also produced positive results and contributed to favorable quarterly comparisons. Our industrial engineering initiatives and operational efficiencies have reduced our reliance on purchased transportation, enhanced fuel efficiency and reduced our self insurance costs. The quarter included higher costs from wage and benefits increases necessary to support our workforce as well as higher depreciation expense from investments in our fleet and technology to meet increasing customer and regulatory requirements,” continued O’Dell.

Saia’s balance sheet is strong and our investments in technology and equipment continue to support operational efficiencies and enhance our company image. I believe that our fundamental execution on quality, yield management and optimization initiatives has never been better and provides Saia with a sound foundation for further progress,” O’Dell said.

Year to Date 2012 Compared to Year to Date 2011 Results

•	Revenues were $556 million compared to $509 million in the prior year period, an increase of 9.3 percent

•	Operating income was $32.2 million compared to $12.3 million in the prior year period

•	Net income was $17.4 million compared to $4.1 million in the prior year period

•	Earnings per share were $1.06 compared to $0.25 in the prior year period

•	Operating ratio was 94.2 vs. 97.6 in the prior year period

Saia, Inc. Second Quarter 2012 Results

Financial Position and Capital Expenditures

Total debt was $90.7 million at June 30, 2012. Net of the Company’s $0.8 million cash balance at quarter-end, net debt to total capital was 27.4 percent. This compares to total debt of $81.4 million and net debt to total capital of 25.1 percent in the prior year quarter.

Net capital expenditures for the first six months of 2012 were $69.3 million. This compares to $20.6 million in the prior year period. The Company is planning net capital expenditures in 2012 of approximately $80.0 million. This expenditure level reflects replacement tractors and trailers and the Company’s continued investment in technology.

Conference Call

The Company will hold a conference call to discuss these results today at 10:00 a.m. Eastern Time. This call will be webcast live via the Company web site at www.saia.com. To participate in the call, please dial 1-888-523-1245 or dial 719-325-2394 for international calls and use conference ID #4471158. Callers should dial in five minutes in advance of the conference call. A replay of the call will be available two hours after the completion of the call through August 5, 2012. The replay is available by dialing 1-888-203-1112 or 719-457-0820.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Saia, Inc. (NASDAQ: SAIA) is a leading, less-than-truckload (“LTL”) provider of regional, interregional and guaranteed services covering 34 states with truckload brokerage and value-added logistics services. Headquartered in Georgia, the carrier employs 8,200 people. For more information, please visit the Investor Relations section of the website at www.saia.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current

Saia, Inc. Second Quarter 2012 Results

credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; integration risks; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer RMcKenzie@Saia.com 678.542.3910

Saia, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$826	$1,317
Accounts receivable, net	123,697	107,436
Prepaid expenses and other	27,169	34,063

Total current assets	151,692	142,816
PROPERTY AND EQUIPMENT:
Cost	718,956	669,345
Less: accumulated depreciation	346,762	344,890

Net property and equipment	372,194	324,455
OTHER ASSETS	7,978	7,615

Total assets	$531,864	$474,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$49,033	$39,783
Wages and employees’ benefits	31,345	21,185
Other current liabilities	39,359	41,237
Current portion of long-term debt	22,143	22,143

Total current liabilities	141,880	124,348
OTHER LIABILITIES:
Long-term debt, less current portion	68,588	50,714
Deferred income taxes	53,158	51,289
Claims, insurance and other	30,042	29,234

Total other liabilities	151,788	131,237
STOCKHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	205,368	203,793
Deferred compensation trust	(2,265)	(2,199)
Retained earnings	35,077	17,691

Total stockholders’ equity	238,196	219,301

Total liabilities and stockholders’ equity	$531,864	$474,886

Saia, Inc. and Subsidiary

Consolidated Statements of Operations

For the Quarters and Six Months Ended June 30, 2012 and 2011

(Amounts in thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2012	2011	2012	2011
OPERATING REVENUE	$287,538	$265,901	$556,228	$508,919
OPERATING EXPENSES:
Salaries, wages and employees’ benefits	140,239	130,669	271,939	253,409
Purchased transportation	21,052	24,653	40,361	45,719
Fuel, operating expenses and supplies	77,354	76,186	156,751	146,127
Operating taxes and licenses	9,750	9,600	19,616	18,957
Claims and insurance	6,102	7,836	12,276	15,088
Depreciation and amortization	11,951	8,803	23,366	17,376
Operating gains, net	(102)	(102)	(321)	(103)

Total operating expenses	266,346	257,645	523,988	496,573

OPERATING INCOME	21,192	8,256	32,240	12,346
NONOPERATING EXPENSES:
Interest expense	2,195	2,955	4,159	5,953
Other, net	(3)	(19)	(98)	(110)

Nonoperating expenses, net	2,192	2,936	4,061	5,843

INCOME BEFORE INCOME TAXES	19,000	5,320	28,179	6,503
Income tax expense	7,149	1,962	10,793	2,432

NET INCOME	$11,851	$3,358	$17,386	$4,071

Average common shares outstanding—basic	15,885	15,791	15,859	15,780

Average common shares outstanding—diluted	16,514	16,188	16,472	16,167

Basic earnings per share	$0.75	$0.21	$1.10	$0.26

Diluted earnings per share	$0.72	$0.21	$1.06	$0.25

Saia, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2012 and 2011

(Amounts in thousands)

(Unaudited)

	Six Months
	2012	2011
OPERATING ACTIVITIES:
Net cash provided by operating activities	$50,326	$10,711

Net cash provided by operating activities	50,326	10,711

INVESTING ACTIVITIES:
Acquisition of property and equipment	(71,442)	(20,893)
Proceeds from disposal of property and equipment	2,138	275

Net cash used in investing activities	(69,304)	(20,618)

FINANCING ACTIVITIES:
Repayment of long-term debt	(11,071)	(8,571)
Borrowings of revolving credit agreement, net	28,945	—
Proceeds from stock option exercises	613	149

Net cash provided by (used in) financing activities	18,487	(8,422)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(491)	(18,329)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,317	29,045

CASH AND CASH EQUIVALENTS, END OF PERIOD	$826	$10,716

Saia, Inc. and Subsidiary

Financial Information

For the Quarters Ended June 30, 2012 and 2011

(Amounts in thousands)

(Unaudited)

					Second Quarter
		Second Quarter		% Change	Amount/Workday		% Change
		2012	2011		2012	2011
Workdays					64	64
Operating ratio		92.6%	96.9%
F/S Revenue	LTL	266,144	245,530	8.4	4,158.5	3,836.4	8.4
	TL	21,394	20,371	5.0	334.3	318.3	5.0
	Total	287,538	265,901	8.1	4,492.8	4,154.7	8.1

Revenue excluding	LTL	265,974	245,601	8.3	4,155.8	3,837.5	8.3
revenue recognition	TL	21,379	20,377	4.9	334.1	318.4	4.9
adjustment	Total	287,353	265,978	8.0	4,489.9	4,155.9	8.0

Tonnage	LTL	970	959	1.1	15.16	14.99	1.1
	TL	193	189	2.4	3.02	2.95	2.4
	Total	1,163	1,148	1.3	18.18	17.94	1.3

Shipments	LTL	1,656	1,691	(2.1)	25.87	26.42	(2.1)
	TL	28	27	2.8	0.43	0.42	2.8
	Total	1,684	1,718	(2.0)	26.31	26.84	(2.0)

Revenue/cwt.	LTL	13.71	12.80	7.1
	TL	5.53	5.39	2.5
	Total	12.35	11.58	6.6

Revenue/shipment	LTL	160.62	145.24	10.6
	TL	771.04	755.80	2.0
	Total	170.68	154.82	10.2

Pounds/shipment	LTL	1,172	1,134	3.3
	TL	13,946	14,013	(0.5)
	Total	1,382	1,337	3.4